As filed with the Securities and Exchange Commission on April 30, 2021

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S‑8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Badger Meter, Inc. (Exact name of registrant as specified in its charter)
Wisconsin (State or other jurisdiction of incorporation or organization)	39-0143280 (I.R.S. Employer Identification No.)

4545 W. Brown Deer Rd. Milwaukee, Wisconsin (Address of principal executive offices)	53223 (Zip Code)

Badger Meter, Inc. 2021 Omnibus Incentive Plan (Full title of the plan)

Kenneth C. Bockhorst
Chairman, President and Chief Executive Officer
Badger Meter, Inc.
4545 W. Brown Deer Rd
Milwaukee, Wisconsin 53223
(414) 355-0400
(Name, address and telephone number, including
area code, of agent for service)
Copy to: Peter D. Fetzer Jason M. Hille Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☒ Accelerated filer   ☐
Non-accelerated filer    ☐ Smaller reporting company   ☐
                                                                      Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $1.00 par value	1,000,000 shares	$95.73	$95,730,000	$10,445
(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, in the event of a stock split, stock dividend, or similar transaction involving the Common Stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on April 27, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.
The following documents previously filed with the Commission by Badger Meter, Inc. (hereinafter referred to as the “Company”) are hereby incorporated herein by reference:
(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.
(c)	The Company’s Current Reports on Form 8-K filed on January 8, 2021 and April 30, 2021.
(d)
The description of the Company’s Common Stock, par value $1.00 per share, included in the Company’s Registration Statement on Form 8-A, dated June 16, 2008, and any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4.  Description of Securities.
Not applicable.
Item 5.  Interests of Named Experts and Counsel.
Not applicable.
Item 6.  Indemnification of Directors and Officers.
Pursuant to the Wisconsin Business Corporation Law and the Company’s Restated By-laws, the Company’s directors and officers are entitled to mandatory indemnification from the Company against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer has reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. It should be noted that the Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, the Company’s directors are not subject to personal liability to the Company, the Company’s shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.
The indemnification provided by the Wisconsin Business Corporation Law and the Company’s Restated By-laws is not exclusive of any other rights to which a director or officer may be entitled.
The Company may advance expenses for the defense of any action for which indemnification may be available under certain circumstances.
The Company maintains a liability insurance policy for its directors and officers as permitted by Wisconsin law which may extend to, among other things, liability arising under the Securities Act of 1933, as amended.
Item 7.  Exemption from Registration Claimed.
Not Applicable.
Item 8.  Exhibits.
Exhibit Number	Description
(4.1)
Restated Articles of Incorporation (as in effect as of August 8, 2008). [Incorporated by reference to Exhibit (3.2) to Badger Meter, Inc.’s Quarterly Report on Form 10-Q for the period ended September 30, 2008 (Commission File No. 001-06706)].

(4.2)
Restated By-Laws (as amended and restated as of March 30, 2020). [Incorporated by reference from Exhibit (3) to Badger Meter, Inc.’s Quarterly Report on Form 10-Q filed for the period ended March 31, 2020 (Commission File No. 001-06706)].

(4.3)	Badger Meter, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on March 19, 2021).
(5)	Opinion of Foley & Lardner LLP.
(23.1)	Consent of Ernst & Young LLP.
(23.2)	Consent of Foley & Lardner LLP (contained in Exhibit 5 hereto).
(24)	Power of Attorney (included on the signature page hereto).

Item 9.  Undertakings.
(a) The undersigned Company hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, as of April 30, 2021.
            BADGER METER, INC.

            By:  /s/ Kenneth C. Bockhorst
              Kenneth C. Bockhorst
            Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and as of April 30, 2021.  Each person whose signature appears below constitutes and appoints Kenneth C. Bockhorst, Robert A. Wrocklage and William R. A. Bergum, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign his or her name as a director of Badger Meter, Inc. to any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Kenneth C. Bockhorst Kenneth C. Bockhorst	Chairman, President and Chief Executive Officer (Principal Executive Officer and Director)

/s/ Robert A. Wrocklage Robert A. Wrocklage	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Daniel R. Weltzien Daniel R. Weltzien	Vice President – Controller (Principal Accounting Officer)

S-1

Signature	Title

/s/ Todd A. Adams Todd A. Adams	Director

/s/ Gale E. Klappa Gale E. Klappa	Director

/s/ Gail A. Lione Gail A. Lione	Director

/s/ James W. McGill James W. McGill	Director

/s/ Tessa M. Myers Tessa M. Myers	Director

/s/ James F. Stern James F. Stern	Director

/s/ Glen E. Tellock Glen E. Tellock	Director

S-2